EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2009 with respect to our audits of the consolidated financial statements of SafeStitch Medical, Inc. (a development stage company) as of December 31, 2008 and 2007 and for the years then ended and for the period from September 15, 2005 (inception) through December 31, 2008 included in its Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

/s/ Eisner LLP
 New York, New York
August 7, 2009